MAINAMUNDSON
AND ASSOCIATES
CERTIFIED PUBLIC ACCOUNTANTS

Securities and Exchange Commission
100 F. Street, NE
Washington, DC 20549

Friday, October 22, 2010

Re: Online Disruptive Technologies, Inc

To whom it may concern,

Main Amundson and Associates ("Main") is providing this letter as requested by Online Disruptive Technologies, Inc.

On August 26, 2010 we were dismissed as the auditors for Online Disruptive Technologies, Inc. We have reviewed the S-1/A that Online Disruptive Technologies, Inc. Filed on September 15, 2010 and agree with the disclosure under the heading "Changes in and disagreements with accountants and financial disclosure" as it related to Main Amundson and Associates.

If you should have any questions regarding this matter, please do not hesitate to call me at 702-259-6222

Sincerely,

/s/ James D. Main

James D. Main, CPA
Main Amundson and Associates

10191 Park Run Drive ,Suite 200, Las Vegas,Nevada 89145 • (702) 259-6222 • Fax: (702) 259-0842
www.mainamundson.com e-mail: postmaster@cpalv.com